Exhibit 99.1

American Education Center, Inc. 2 Wall Street, 8th Fl, New York, NY 10005 Tel: 646-780-8118

PRESS RELEASE

FOR RELEASE August 23, 2017

American Education Center Signs Letter of Intent to Acquire

China-Based Dongmin Education Investment Co. Ltd.

NEW YORK, NY August 23, 2017 –American Education Center, Inc., (“AEC” or the “Company”; OTCQB: AMCT), announced that AEC Southern Management Co. Ltd. (“AEC Southern”), a wholly-owned subsidiary of AEC, has signed a non-binding letter of intent on August 22, 2017 to acquire 100% of the outstanding shares of Dongmin Education Investment Co. Ltd. (“Dongmin”). Dongmin is an education investment and management company that delivers customized training and consulting services for both students and corporations in China. The proposed acquisition aims at expanding AEC’s customer base and its ability in providing quality educational and career enrichment service opportunities for students, teachers and educational institutions in China and the United States, and executive training services to institutions in China.

Located in Nanning, Guangxi, China, Dongmin is a privately-held comprehensive education investment and management corporation committed to enhancing the overall quality of education for enterprise clients and individual students. Dongmin’s service offerings include corporate services such as training for mid- and upper-level management, flight attendant training, safety training, and business compliance consultation, and for students, early childhood education and language education.

The letter of intent is non-binding and the proposed acquisition is subject to the completion of operational, legal and financial due diligence and AEC Board approval as well as the execution of a definitive acquisition agreement between the parties.

“We are extremely excited about this proposed acquisition, and look forward to realizing the expected operational and financial contributions it may generate. We will continue to explore complementary acquisitions that could broaden our business platform in China,” commented Mr. Max P. Chen, President and Chairman of AEC.

American Education Center, Inc. 2 Wall Street, 8th Fl, New York, NY 10005 Tel: 646-780-8118

About American Education Center, Inc. (OTCQB: AMCT)

Leveraging its industry knowledge and technical expertise, AEC delivers customized services to capitalize on the increasing demand for quality education in the United States as well as training on operational compliance in China. Based in New York with operations in China, the Company currently provides admission, training and other consulting services to Chinese students wishing to study in the United States as well as exchange and placement services for qualified United States educators to teach in China. In addition, the Company delivers customized executive training programs for clients in China.

Contact:

Nancy Qin

(212) 825-0437

f.qin@aec100.com

American Education Center, Inc.

2 Wall Street

Floor 8

New York, NY 10005

http://americaneducationcenter.org/

Disclaimer: This press release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. American Education Center, Inc. does not make any representation or warranty, express or implied, as to the accuracy, completeness or updated status of such statements. Therefore, in no case whatsoever will AEC and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or for any related damages.